Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2014

Greer Bancshares Incorporated Reports Repayment of all TARP Funds

Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported that it has repaid all of the $10,493,000 of TARP preferred stock through a series of repayments, all at full face value. The repayment of principal, and $2,059,000 of deferred and current year dividends, was achieved with several payments throughout the first seven months of 2014 using $6,597,000 in dividends from Greer State Bank as well as $5,955,000 in subordinated debt issued by the company. The company’s Directors purchased approximately 40% of the subordinated debt. The company paid the U.S. Treasury a total of $3,791,000 in dividends and interest since the TARP was issued.

George Burdette, President and CEO stated, “The TARP investment served a useful purpose when it was issued in 2009, reinforcing our capital during the height of the financial crisis. We are pleased that our financial progress has allowed this investment to be repaid, at full face value, along with almost $3.8 million in dividends and interest. We continue to pursue our goal to be the top performing community bank, and to see our vision carried forward of people’s lives positively changed by their association with Greer State Bank.”

About Greer State Bank

Now in its twenty-sixth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community.  Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS. More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management.  The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements.  Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made.  The Company undertakes no obligation to update any forward-looking statements made in this report.

Greer Bancshares Incorporated 1111 West Poinsett Street Greer, SC 29650	For Additional Information Contact: George Burdette Phone: (864) 848-5127